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                                                                    Exhibit 2k.2
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                            ADMINISTRATION AGREEMENT

     This ADMINSTRATION AGREEMENT, made as of the ( ) day of ( ) 2002 between Western Asset Management Company, a California corporation ("Western"), Princeton Administrators L.P., a Delaware limited partnership (the "Administrator") and Western Asset Premier Bond Fund, a Massachusetts business trust (the "Trust").


                                   WITNESSETH:

     WHEREAS, Western has been retained by the Trust as investment adviser and manager for the purpose of investing the Trust's assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth, and

     WHEREAS, the Trust is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act") and is a party to this agreement solely for the purpose of section 3.

              NOW, THEREFORE, the parties hereto agree as follows:

1. Duties of the Administrator. Western hereby retains the Administrator to act as administrator of the Trust, subject to the supervision and directions of Western as herein set forth. The Administrator shall perform or arrange for the performance of the following administrative and clerical services:

          (a) Calculate or arrange for the calculation and publication of the Trust's net asset value weekly (or more frequently as requested by the Trust) in accordance with the Trust's policy as adopted from time to time by the Board of Trustees;

          (b) Maintain, or arrange for the maintenance of, certain books and records of the Trust, as mutually agreed upon between the parties hereto, that are required under the Investment Company Act of 1940;

          (c) Provide the Trust with administrative offices and data processing facilities as well as the services of persons competent to perform such administrative and clerical functions as are necessary to provide effective operation of the Trust;



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          (d)      Maintain the Trust's expense budget and monitor expense
                   accruals;

          (e) Arrange for payment of the Trusts' expenses, including calculation of various contractual expenses of the Trust's service providers, and the review and approval of invoices for the Trust's account and submission to a Trust officer for authorization of payment in a manner to be agreed upon;

          (f) Oversee and review calculations of fees paid to the administrator, the investment advisers, the custodian and the transfer agent;

          (g) Compute the Trust's yield, total return, expense ratios and portfolio turnover rate as well as various Trust statistical data as reasonably requested;

          (h) Prepare for review and approval by officers of the Trust, financial information for the Trust's semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          (i) Prepare such reports as may reasonably be requested by the Board of Trustees of the Trust or the investment advisers relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise appropriately prepared by the Trust's investment advisers, custodian, counsel or auditors;

          (j) Prepare, or arrange for preparation, for review, approval and execution by officers of the Trust, the Trust's federal, state and local income tax returns, and any other required tax returns, as may be mutually agreed upon;

          (k) Calculate the Trust's periodic dividend distributions and annual net investment income (including net realized short-term capital gain) and net realized long-term capital gain to determine the Trust's appropriate level of dividend distributions and the minimum annual distributions to shareholders and the tax and accounting treatment of such distributions on a per share basis, to be reviewed by the Trust's auditors;



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          (l)     Prepare for review by an officer of the Trust the Trust's
                  periodic financial reports required to be filed with the Securities and Exchange Commission (the "SEC") on Form N-SAR and Form N-2 and such other reports, forms or filings, as may be mutually agreed upon;

          (m) Prepare such financial information and reports as may be required by any stock exchange or exchanges on which the Trust's shares are listed, and such other information and reports required by such stock exchanges as may be mutually agreed upon;

          (n) Prepare such financial information and reports as may be required by any banks from which the Trust borrows funds;

          (o) Monitor and report on the Trust's issuance of preferred shares, including performing the 1940 Act Asset Coverage Test (as defined in the Trust's Registration Statement) and prepare maintenance reports, as required by rating agencies;

          (p) Assist in the preparation and filing of Forms 3, 4 and 5 pursuant to Section 16 of the Securities Exchange Act of 1934 and Section 30(f) of the Investment Company Act for the officers and trustees of the Trust, such filings to be based on information provided by those persons and the Trust's investment advisers;

          (q) Coordinate the performance of administrative and professional services rendered to the Trust by others, including its custodian, registrar, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, as well as accounting, auditing and such other services as may from time to time be mutually agreed;

          (r) Consult as necessary with the Trust's officers, independent accountants, legal counsel, investment advisers, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Trust;

          (s) Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board of Trustees;



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          (t)     Provide such assistance to the investment advisers, the
                  custodian and the Trust's legal counsel and auditors as generally may reasonably be required to properly carry on the business and operations of the Trust, which may include attendance at Board meetings as requested by the Trust's investment advisers and;

          (u) Respond to, or refer to the Trust's officers or transfer agent, shareholder inquiries relating to the Trust.

          Western agrees to deliver or cause the custodian and any investment advisers to deliver, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, daily records of transactions, valuation of investments in United States dollars (which may be based on information provided by a pricing service) and expenses borne by the Trust, the Trust management letter to stockholders and such other information necessary for the Administrator to prepare the above referenced reports and filings, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

          All services are to be furnished through the medium of any officer or employee of the Administrator as the Administrator deems appropriate in order to fulfill its obligations hereunder.

          Each party shall bear all its own expenses incurred in connection with this Agreement. Printing and dissemination expenses, such as those for reports to shareholders and proxy statements, shall be expenses of the Trust.

2. Compensation of the Administrator. Western will pay the Administrator a fee on the first business day of each calendar month for the previous month equal to the greater of (i) $150,000 per annum ($12,500 per month), or (ii) at an annual rate equal to .125% of the average weekly value of the Trust's Total Managed Assets as defined in the Trust's Registration Statement (as defined below). For the purposes of determining fees payable to the Administrator, the value of the Trust's assets shall be computed at the times and in the manner specified in the Trust's registration statement on Form N-2, as amended from time to time (the "Registration Statement") or as otherwise directed by the Trust. Compensation by Western of the Administrator shall commence on the date of the first receipt by the Trust of the proceeds of the sale of its shares to the Underwriters as described in the Registration Statement, and the fee for the period from the date the Trust shall receive the proceeds of the sale of its shares to the Underwriters as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly



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     period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bear to the full monthly period and shall be payable within (7) days after the date of termination of this Agreement.

3.   Limitation of Liability of the Administrator, Indemnification

(a) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel, and with respect to the application of generally accepted accounting principles or Federal Tax accounting principles, apply for and obtain the advice and opinion of accounting experts, at the reasonable expense of the Trust. The Administrator shall provide prior notice to the Trust if the Administrator applies for the advice and opinion of legal or accounting experts at the expense of the Trust. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion, provided such advice or opinion has been shared with the Trust prior to its use.

(b) The Administrator shall not be liable to Western or the Trust for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement, and the Trust shall indemnify the Administrator and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Administrator in or by reason of any pending, threatened or contemplated action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Administrator against (or with respect to the Trust only, entitle or be deemed to entitle the Administrator to indemnification in respect) of any liability to Western, the Trust or its security holders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement. Such expenses shall be paid by the Trust in advance of the final disposition of such matter upon invoice by the Administrator and receipt by the Trust of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

(c) As used in this Paragraph 3, the term "Administrator" shall include any affiliates of the Administrator performing services for the Trust contemplated hereby, and trustees, officers, and employees of the Administrator and such affiliates.


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4.   Activities of the Administrator.

     The services of the Administrator hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The Administrator shall be deemed to be an independent contractor, unless otherwise expressly provided or authorized by this Agreement.

5.   Duration and termination of this Agreement.

     This Agreement shall become effective as of the date on which the Trust's Registration Statement on Form N-2 shall be declared effective by the SEC and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by any party hereto (without penalty) at any time upon not less than 60 days' prior written notice to any other party hereto.

6.   Amendments of this Agreement.

     This Agreement may be amended by the parties hereto only if such amendment is set forth in a written instrument executed by each of the parties hereto.

7.   Governing Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to choice of law principles thereof and in accordance with the Investment Company Act. In the case of any conflict, the Investment Company Act shall control.

8.   Counterparts.

     This Agreement may be executed by the parties hereto in counterparts, and if executed in more than one counterpart, the separate instruments shall constitute one agreement.

9. Any notice of other communication required to be given in writing pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at P.O. Box 9095, Princeton, New Jersey 08543-9095, Attention: Donald C. Burke, (2) to the Trust or Western at 117 East Colorado Boulevard, Pasadena, California 91105 Attention: Ilene C. Harker



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10.  This Agreement sets forth the agreement and understanding of the parties hereto solely with respect to the matters covered hereby and the relationship between Western and Princeton Administrators L.P. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any respect any other business dealings between the parties hereto unless otherwise expressly provided herein.

11. This Agreement shall not be assigned by either party without the prior written consent of the other, except that either party may assign the agreement to another party if such assignment is to a party controlling, controlled by or under common control with the assigning party.

12.  Limitation of Liability.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust as an officer and not individually and the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                  WESTERN ASSET MANAGEMENT COMPANY

                  By  ___________________________________________________

                  Title:  _______________________________________________


                  PRINCETON ADMINISTRATORS, L.P.

                  By  ___________________________________________________

                  Title:  _______________________________________________


                  WESTERN ASSET PREMIER BOND FUND (solely with respect to Section 3)

                  By  ___________________________________________________

                  Title:  _______________________________________________


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